Exhibit 10.22

                           FOURTH AMENDMENT
                                TO THE
                  HANNAFORD BROS. CO. 1988 STOCK PLAN


     The Hannaford Bros. Co. 1988 Stock Plan (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, February 4, 1988, and approved by shareholders on May 25, 1988. The Plan was last amended effective January 1, 1993. The Plan is hereby amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2.   Section 12 is hereby amended to read as follows:

          "12. AMENDMENT AND TERMINATION.

               (a) AMENDMENT. The Committee, without further approval of the shareholders of the Corporation, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to approval of the shareholders of the Corporation if such amendment:

                     (i) increases the maximum number of shares for which
               Awards may be granted; or

                    (ii) modifies the class of employees eligible to
               participate in the Plan.

               (b) TERMINATION. The Committee, without further approval of the shareholders of the Corporation, may at anytime terminate the Plan.

               (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated."

     3.   This Amendment shall be effective January 1, 1994.